Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Materials Pursuant to §240.14a-12

Bradley Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

Costa Brava Partnership III L.P.
Roark, Rearden & Hamot, LLC
Roark, Rearden & Hamot Capital Management, LLC
Seth W. Hamot
Douglas E. Linton
John S. Ross

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 12, 2006, Costa Brava Partnership III L.P. issued a press release with respect to Bradley Pharmaceuticals, Inc.  A copy of the press release is filed herewith as Exhibit 1.

COSTA BRAVA PARTNERSHIP III L.P., ROARK, REARDEN & HAMOT, LLC, ROARK, REARDEN & HAMOT CAPITAL MANAGEMENT, LLC, SETH W. HAMOT, DOUGLAS E. LINTON AND JOHN S. ROSS (COLLECTIVELY, THE “PARTICIPANTS”) FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON SEPTEMBER 29, 2006, TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES AND CERTAIN BUSINESS PROPOSALS FOR USE AT THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF BRADLEY PHARMACEUTICALS, INC.  INFORMATION RELATING TO THE PARTICIPANTS IS SET FORTH IN THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC.

STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

THE DEFINITIVE PROXY STATEMENT, FORM OF PROXY AND OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Exhibit 1

PRESS RELEASE

Contact:
MacKenzie Partners, Inc.
Larry Dennedy: 212-929-5239

COSTA BRAVA HIGHLIGHTS BRADLEY’S EMPTY PROMISES

Boston, MA – October 12, 2006 – Today, Costa Brava Partnership III L.P. released the following open letter to Bradley Pharmaceuticals, Inc. (NYSE: BDY) shareholders:

October 12, 2006

Dear Fellow Shareholders:

Costa Brava Partnership III L.P. is the largest holder of the outstanding common stock of Bradley Pharmaceuticals, Inc. (the “Company” or “Bradley”).  A pattern of poor corporate governance at the Company led us to nominate three candidates for Bradley’s Board of Directors.  We are not asking for control.  We are asking for a voice – an independent voice for ALL public shareholders – to insist on change and help the Company maximize shareholder value.

ONLY TRULY INDEPENDENT DIRECTORS WILL PROTECT YOUR INTERESTS

For years, Bradley Pharmaceuticals has been promising good corporate governance and a commitment to increasing shareholder value – promising, but not doing.  See the insert included with this mailing for a closer look at Bradley’s empty promises.

Now they are again making promises.  But who will hold them accountable?  Bradley’s recently announced initiatives do nothing to address the fact that the Board of Directors remains beholden to Dan Glassman and the Glassman family.

The Company repeatedly claims that all directors except for Dan Glassman are “independent” based on NYSE criteria.  But these are minimum criteria for independence.  As the NYSE itself explains, “[t]he criteria...were not intended to be an exhaustive list of circumstances or relationships that would preclude independence.  To state categorically that those...criteria describe all relationships or circumstances that are material to an independence determination may well raise concerns among shareholders regarding the thoroughness of the board’s review of director independence.” (NYSE Listed Company Manual Section 303A Frequently Asked Questions, 02/2004).  As shareholders of Bradley, are you satisfied with directors meeting only the ‘minimum’ criteria for independence?

Based on NYSE guidance, we don’t believe Bradley’s definition of ‘independent’ passes the smell test.  Consider the facts:

•

A majority of directors (the Glassman Directors) are elected to their positions solely by the Glassmans and not by the public shareholders.  Five of the eight directors are picked by the owners of the Class B stock (100% of which is owned by Dan, Iris and Bradley Glassman).

•	Even the three directors elected by the public shareholders are hand-picked by Dan Glassman and the Glassman Directors.

The Glassman Directors hold a majority of the positions on both the nominating and compensation committees.  That’s right – the directors with the power to nominate new directors and determine compensation for senior management owe their positions to the Glassman family! And consider these questions:

•	Would an independent Board, fiduciaries of the stockholders, be satisfied by only meeting the most minimal requirements of independence?

•

Would an independent Board reward senior management with long-term employment agreements that dramatically increase salaries while financial accounts were being restated at a cost to our Company of millions of dollars?

•	Would an independent Board do so during the course of internal and external investigations to determine who was at fault for the need to restate?

•

Would an independent Board dramatically increase stock option grants to senior management to 440,000 shares in 2005, rewarding executives while the stock price plummeted and financial statements remained unfiled?

•	Would an independent Board allow the Company to be a party to consulting agreements with Board members?

•	Would an independent Board, to this day, allow the Company to pay hundreds of thousands of dollars in lease payments to a company controlled by the Glassman family?

•	Would an independent Board grant Dan Glassman a company expense account for which he is completely unaccountable?

•	Would an independent Board tolerate the lack of financial transparency regarding the massive return reserve provision, which now equals > 17% of the company’s quarterly revenue?

We believe that a truly independent Board would not take any of these actions.  But the Bradley board did.

Our nominees have NO CONNECTIONS to the Glassman family.  They will hold Dan Glassman and the rest of management accountable for their promises and decisions without worrying about biting the hand that feeds them.

OUR INTERESTS ARE YOUR INTERESTS.  PROTECT YOUR INVESTMENT – GIVE THE
SHAREHOLDERS A VOICE!

TIME IS SHORT.  VOTE NOW FOR OUR NOMINEES
ON THE BLUE PROXY CARD ENCLOSED IN THIS MAILING.

          With your support, we believe that we can help reverse the continuing decline in Bradley’s performance.  We have mailed stockholders a copy of our Definitive Proxy Statement filed with the United States Securities and Exchange Commission on September 29, 2006 and a BLUE proxy card that can be used to elect our independent director nominees.  We urge you not to return any proxy card sent to you by the Company or its Board of Directors and to vote only the BLUE proxy card enclosed in this mailing.

          If you have any questions about our campaign, we encourage you to call our proxy solicitors, MacKenzie Partners, Inc., Toll-Free at 800-322-2885 or 212-929-5500 (call collect) or you may email your questions to savebradley@mackenziepartners.com.

          We would like to thank you in advance for your support and we look forward to speaking with many of our fellow stockholders in the weeks ahead.

Sincerely,

COSTA BRAVA PARTNERSHIP III L.P.

COSTA BRAVA PARTNERSHIP III L.P., ROARK, REARDEN & HAMOT, LLC, ROARK, REARDEN & HAMOT CAPITAL MANAGEMENT, LLC, SETH W. HAMOT, DOUGLAS E. LINTON AND JOHN S. ROSS (COLLECTIVELY, THE “PARTICIPANTS”) FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON SEPTEMBER 29, 2006, TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES AND CERTAIN BUSINESS PROPOSALS FOR USE AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS OF BRADLEY PHARMACEUTICALS, INC.  INFORMATION RELATING TO THE PARTICIPANTS IS SET FORTH IN THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC.

STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

THE DEFINITIVE PROXY STATEMENT, FORM OF PROXY AND OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

A CLOSER LOOK AT BRADLEY’S EMPTY PROMISES

When it comes to good corporate governance and building shareholder value, Dan Glassman and the rest of Bradley management are making new promises.  But have they kept their promises in the past?

What They Promised	What They Delivered

“Corporate governance has always been a priority at Bradley Pharmaceuticals.” (2002 Annual Report, page 14)	Our Company received a corporate governance ranking from Institutional Shareholder Services in the BOTTOM 3.0% of all companies included in the S&P 600.

“The Bradley Board of Directors is committed to continue to govern your company according to the highest standards.” (2002 Annual Report, page 14)

Related party transactions, including hundreds of thousands of dollars in payments to an entity controlled by the Glassman family; internal and SEC inquiries into financial controls and procedures; serial restatements of financial results.

“The Company’s bonus plan is predicated on increasing the value of the corporation to its stockholders.  Only after this is achieved are bonuses distributed under the program.” (2003 Annual Report, page 7)

From 2003 through 2005, stockholder value deteriorated and net income plummeted by 53%.  During the very same period, the Board granted cash bonus payments to the Company’s executive officers of over $1.7 million and awarded 460,000 options.  Dan Glassman received over $1 million in cash bonus payments and 200,000 options while Bradley Glassman received over $200,000 in cash bonus payments and 100,000 options.

Net Income i 53% = Bonus payouts h $1.7m

In describing Bradley’s current performance, Management refers to “an outstanding record of success.” (Bradley press release 10/6/2006)

During the 24 month period preceding Costa Brava’s public announcement of its intent to nominate three directors to Bradley’s Board, the Company’s stock lost approximately 60% of its value.  During this same period, Board action triggered numerous shareholder lawsuits and an SEC investigation.

What They Promised	What They Delivered

“Bradley has a well developed governance structure that demonstrates the Board’s commitment to...avoiding conflicts of interest, and providing for strong and independent oversight of the Company’s business.” (Bradley proxy statement of 9/29/2006, page 21)

During the Board’s watch, the Company was party to consulting agreements with Board members and to this day pays hundreds of thousands of dollars in lease payments to a company controlled by the Glassman family.

“Our current dual class capitalization promotes stability and continuity in the leadership and management of the Company.” (Letter from Dan Glassman to shareholders, 9/29/2006)

Stability means the status quo.  Without truly independent directors, we believe the Board will continue its old ways with conflict of interest transactions, director entrenchment, compensation divorced from performance, and corporate governance ratings in the bottom 3%.  Is this the kind of stability you want?